Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this May 9, 2025, by and between Janus Henderson Investors US LLC (“JHIUS”), a Delaware limited liability company, as employing entity, and Janus Henderson Group plc (“JHG”, and together with JHIUS, the “Company”), and Ali      Dibadj (the “Executive”).

WHEREAS, (i) JHG previously entered into an employment offer letter with the Executive, dated as of March 23, 2022 and (ii) JHIUS previously entered into a Severance Rights Agreement with the Executive, dated as of March 23, 2022 (together, the “Prior Agreements”); and

WHEREAS, upon the Effective Date (as defined below), the parties hereto desire to continue to employ the Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in this Section 1.

(a) “Affiliate” shall mean, with respect to any individual or entity, any other individual or entity which, directly or indirectly, controls, is controlled by or is under common control with such individual or entity.

(b) “Annual Total Cash Compensation” shall mean the sum of Base Salary plus the Target Cash Bonus.

(c) “Base Salary” shall mean the Executive’s annual base compensation rate for services paid by JHIUS to the Executive at the time immediately prior to the Executive’s termination of employment, as reflected in JHIUS’s payroll records without giving effect to any reduction that would constitute Good Reason. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation.

(d) “Board” shall mean the Board of Directors of JHG.

(e) “Cause” shall mean, for all purposes under any plan or arrangement sponsored by the Group in which the Executive participates, (i) the Executive’s commission of a crime, which in the judgment of the Human Capital and Compensation Committee (the “HCCC”), resulted or is likely to result in damage or injury to the Company or a Subsidiary; (ii) the material breach by the Executive of this Agreement (or any other material written agreement between the Executive and the Group) or of written policies of the Company or a Subsidiary; (iii) the habitual neglect or habitual failure by the Executive in the performance of his duties to the Company or a Subsidiary (but only if such neglect or failure is not remedied within a reasonable remedial period after the Executive’s receipt of written notice from the Company which describes such neglect or failure in reasonable detail and specifies the remedial period); or (iv) action or inaction by the Executive in connection with his duties to the Company or a Subsidiary resulting, in the judgment of the HCCC, in material injury to the Company or a Subsidiary; provided that, for the avoidance of doubt, any failure to attain any individual, divisional, Company or Subsidiary performance, implementation, integration or other objective which is not willful shall not constitute “Cause” hereunder.

(f) “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

(g)“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or a Subsidiary of the Company.

(h) “Good Reason” means the occurrence of one or more of the following, without the Executive’s prior written consent: (i) a change in the Executive’s title or reporting relationship or a material reduction of the Executive’s duties, authority or responsibilities; (ii) a reduction (or series of reductions) in the Executive’s base salary or Target Cash Bonus; (iii) a material breach by the Company or a Subsidiary of a material provision of this Agreement (or any other material written agreement between the Executive and the Group), (iv) a requirement that the Executive perform services on a permanent basis from any particular office location or (v) a termination of the Executive’s employment at the end of the Term following the Company delivering the Executive a notice of nonrenewal in accordance with Section 2. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless the Executive provides the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason, the Company fails to cure such condition within thirty (30) days following the date the Company receives such notice (the “Cure Period”) and the Executive resigns from his employment with the Company not more than thirty (30) days following the expiration of the Cure Period.

(i) “Group” shall mean JHG and its Affiliates, including the Company.

(j) “Protected Client” shall mean any person or entity to whom the Executive is aware or can reasonably attain knowledge that any member of the Group provided investment advisory or investment management services at any point during the two years preceding the date of the Executive’s termination of employment as well as those persons or entities with whom the Executive worked, had dealings, had contact or otherwise developed a relationship, or about whom the Executive possessed Proprietary Information, while employed by the Company.

(k) “Restrictive Covenant Breach” shall mean any actual breach by the Executive of any covenant or obligation set forth in Section 10 of this Agreement after written notice and a 10-day opportunity to cure following which the Executive shall not have cured.

(l) “Subsidiary” means a United States or foreign corporation or limited liability company, partnership or other similar entity with respect to which the Company owns, directly or indirectly, 50 percent or more of the Voting Power of such corporation, limited liability company, partnership or other similar entity.

(m) “Voting Power” means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

2.    Role; Term of Agreement; Location. The Executive will serve as the Chief Executive Officer of JHG (“CEO”), report to the Board and have such duties, responsibilities and authorities as are commensurate with the role of a CEO. The Executive’s employment pursuant to the terms of this Agreement will commence on May 12, 2025 (the “Effective Date”). The Executive’s employment will be for an initial term of three years ending on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that the Initial Term will automatically renew for successive one-year periods (each a “Renewal Period,” and together with the Initial Term, the “Term”) unless either party provides notice to the other of its intent not to renew the Term at least one-hundred and twenty (120) days prior to the expiration of the Initial Term or any subsequent Renewal Period. In the event of a Change in Control (as defined in the award agreement for the Special Award), if the Term would otherwise expire less than twelve (12) months following the occurrence of the Change in Control, the Term will automatically be extended such that the Term will expire the first anniversary of the Change in Control. Notwithstanding the foregoing, the Term will expire immediately upon the termination of the Executive’s employment in accordance with the terms and conditions of Section 9 of this Agreement. The Executive understands and agrees that he may be required to travel from time to time for business reasons.

3.    Base Salary. The Executive will be compensated $30,208 per semi-monthly pay period, which is equivalent to $725,000 on an annualized basis. The Executive’s base salary will be reviewed annually for increase and it and all other compensation from the Group is subject to legally-required and employee-authorized withholdings and payable in accordance with the Company’s standard payroll practices.

4.    Variable Compensation. As an employee of JHIUS, the Executive will be eligible to participate in annual discretionary variable compensation opportunities, beginning in 2025, per the terms of the variable compensation program. The annual variable compensation may be based on a combination of individual and Group-related performance objectives, each of which shall be determined in good faith by the HCCC. The actual variable compensation earned will be dependent on the level of achievement of applicable goals. As of the Effective Date, annual variable compensation is apportioned as 40% cash and 60% deferred equity awards (“Deferrals”). Deferrals will be awarded in the form of JHG restricted stock units (40%) and performance share units (60%). This structure is subject to change at any time with or without notice at the discretion of the HCCC. Deferred awards and cash bonuses are generally paid/distributed during the first quarter of each calendar year (for performance in the previous calendar year), and are subject to the Group’s policies related to malus and claw-back. Time-based deferred awards vest ratably over three years and performance share units generally cliff vest at the end of three years based on achievement of relevant performance measures, in either case, subject to continued employment with the Group through the applicable vesting date or in accordance with provisions on termination of employment in the appliable award agreement. For 2025, the Executive’s target variable compensation will be $12,775,000. For each subsequent year, it is expected, but for the avoidance of doubt is not guaranteed, that the Executive’s target variable compensation will be no less than $12,775,000. The targeted value of the cash portion of the Executive’s variable compensation with respect to any performance period during the Term shall be referred to herein as the “Target Cash Bonus”.

5.    Special Award. The Executive shall receive a one-time special award (the “Special Award”) in the form of JHG restricted stock units (with a grant date Fair Market Value (as determined pursuant to the DIP) equal to $7,500,000) and performance share units (with a target grant date Fair Market Value (as determined pursuant to the DIP) equal to $12,500,000), subject to the terms and conditions set forth in the applicable award agreements attached hereto as Exhibit A and Exhibit B, respectively, and the Group’s policies related to deferrals, malus and claw-back as described herein. For the avoidance of doubt, the Special Award will not be governed by the terms described in Section 4 of this Agreement. The Special Award will be made to the Executive as soon as practicable following the Effective Date and in accordance with the Janus Henderson Group plc Deferred Incentive Plan, or any successor thereto (the “DIP”) granting procedures.

6.    Benefits. As an employee of JHIUS, the Executive will be eligible to continue to participate in JHIUS’s flexible benefits program and the Company’s 401(k) program. The Executive shall also be subject to the travel (including travel to and from Denver, New York, and London) and reimbursement policies commensurate with the Executive’s role and no less favorable than those provided to other senior executives of the Group and shall be eligible for all perquisites provided to other senior executives of the Group. The Executive will receive audit support and tax equalization benefits for compensation includable in income in accordance with the Company’s Global Mobility Tax Equalisation Policy (TEQ).

7.    Employment and Group Policies. The Executive’s employment with JHIUS is at-will and either the Executive or the Company may terminate the relationship at any time with or without Cause. During the Term the Executive will be expected to comply with the Group’s current Employee Policies and Guidelines, as they may be amended from time to time; provided that, except as required by applicable law (including United States securities laws), governmental regulation, remuneration code requirements, or stock exchange listing requirements, for purposes of any plan or arrangement of the Group in which the Executive participates, the definition of "cause" in any such plan or arrangement as applicable to the Executive shall be the definition of Cause set forth herein. The companies in the Group will not maintain existing or sponsor new industry registrations or licenses where not supported by the Executive’s job functions (as determined by the Company at its sole discretion). As the CEO, the Executive’s employment is subject to the Executive’s continued maintenance of his registration by the Financial Conduct Authority (FCA).

8.    Service on Boards. During the Term, in addition to performing the role of CEO, the Executive will serve as a member of the Board or other Company-related boards if nominated to that role. The Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of a CEO, provided that, notwithstanding the foregoing, the Executive shall be permitted, without any approval to serve on civil or charitable boards or committees and to manage personal and family investments, in each case, so long as such activities do not (x) interfere with the performance of the Executive’s responsibilities to the Company or (y) violate Section 10 of this Agreement. The approval of the Board shall be required to serve on any corporate board on which the Executive does not currently serve. In serving on such other corporate board, the Executive will resign from such board if requested to do so by the Board. It is acknowledged and agreed that, as of the date hereof, the Executive serves as a member of the board of directors of Sysco Corporation and that such service does not violate the terms of this paragraph.

9.	Termination of Employment.

(a)    Severance Payments. Subject to the conditions set forth in this Section 9 and Section 20 hereof, including the Executive’s execution and non-revocation of the Release provided under Section 9(c) hereof and the Executive’s continued compliance with the covenants and obligations in this Agreement (including Section 10) and the Release, the Executive shall receive the following (the “Severance Payments”) in the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason: (i) an amount equal to 3.0 times the Executive’s Annual Total Cash Compensation, which shall be paid to the Executive on the first regularly scheduled payroll date of the Company that occurs on or following the 60th day after the date of termination (the “Payment Date”); (ii) continued vesting of any then-unvested time- and performance-based restricted stock units in respect of JHG common stock in accordance with the vesting schedule in the applicable award agreement; and (iii) any unpaid portion of the Executive’s variable compensation (with no negative discretion applied and any individual or subjective goals deemed met at target performance) with respect to any fiscal year that has ended prior to the date of termination, payable on the Payment Date and (iv) a lump sum cash payment equal to the product of (A) the Target Cash Bonus and (B) a fraction, the numerator of which is the number of days in the bonus year through the date of termination and the denominator of which is 365, payable on the Payment Date. The Severance Payments hereunder shall be in lieu of any other severance payments to which the Executive would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company, and shall be considered a part of, and not in addition to, any amounts that may be payable to the Executive under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Notwithstanding any provision of the DIP or otherwise to the contrary, all provisions of the DIP that apply upon a termination by the Company without Cause shall also apply upon a resignation for Good Reason. No Severance Payments or other termination or severance payments, benefits or indemnities shall be paid to the Executive in the event that the Company terminates the Executive’s employment for Cause or if the Executive resigns from his employment with the Company without Good Reason (including as a result of the Executive’s nonrenewal of the Term in accordance with Section 2 of this Agreement).

(b)    COBRA Coverage. Upon the Executive’s termination of employment by the Company, the Executive shall be entitled to elect to receive continued medical, dental and vision coverage for the applicable statutory period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, for the benefit of the Executive and the Executive’s eligible dependents. If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason and the Executive timely elects COBRA, subject to Sections 9(c) and 20 hereof, the Company shall pay the full cost of the premiums for such continued medical, dental and vision coverage directly to the COBRA insurance carrier(s) for the period of eighteen (18) calendar months following the Executive’s date of termination. The benefits otherwise receivable under this Section 9(b) shall be eliminated or reduced to the extent benefits of the same or similar type are received by or made available to the Executive during the applicable statutory period following the Executive’s date of termination of employment, and the Executive undertakes to promptly report to the Company the receipt of such benefits. The amount of the benefits provided pursuant to this Section 9(b) during any calendar year may not affect benefits provided in any other calendar year. The Executive shall be responsible for any payment of taxes, interest and/or penalty imposed on the Executive resulting from such benefits.

(c)    General Release. The receipt of the payments described in Sections 9(a) and 9(b) hereof shall be conditioned upon the execution and non-revocation by the Executive and the Company of a general release of all claims substantially in such form as attached as Exhibit C (the “Release”). Such release shall be executed and delivered by the Executive to the Company within twenty-one days following the date of termination or such later period as may be required by applicable law (as determined by the Company in its sole discretion).

(d)    Other Terminations of Employment. In the event that the Executive’s employment with the Company is terminated for any reason (or no reason), the Company shall pay the Executive (or the Executive’s legal representative) (i) any unpaid Base Salary earned by the Executive, and any unused paid time off accrued by the Executive, through the date of termination, (ii) any expenses incurred but not yet reimbursed in accordance with the terms of the applicable Group reimbursement policies and procedures, and (iii) any vested employee benefits to which the Executive is entitled as of the date of termination under the employee benefit plans of the Company. In the event that the Executive’s employment with the Company is terminated by the Company for Cause, by the Executive without Good Reason (including as a result of the Executive’s nonrenewal of the Term in accordance with Section 2 of this Agreement) or as a result of the Executive’s death or Disability, the Company shall have no further obligations to the Executive, except as provided in this Section 9(d) or in the applicable award agreements governing the Deferrals and the Special Award, which shall provide for in the event of Executive’s termination due to death or Disability, Deferrals shall become fully vested, with performance share units measured at the target level of performance.

(e)    Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written notice of termination from one party hereto to the other party hereto in accordance with Section 13 hereof which shall set forth the effective date of such termination. A notice of termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct within the definition of Cause. Except in the case of the Company’s termination of the Executive’s employment for Cause (which shall be effective immediately), each party shall provide such notice of termination not less than three months prior to the effective termination date.

(f)    Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may determine it should withhold pursuant to any applicable law or regulation.

(g)    No Mitigation. The Executive shall not be required to seek other employment or to reduce any payment or benefit payable hereunder, and no such payment or benefit shall be reduced on account of any compensation received by the Executive from other employment other than as provided under Section 9(b).

(h)    Resignation. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have automatically resigned as of the termination date, from the Board and any other position as an officer, director or fiduciary of the Company and any Company-related entity.

(i)    Forfeiture (Malus) and Claw-Back. The Executive hereby acknowledges and agrees that the Executive shall be subject to the forfeiture (malus) and claw-back policies of the Group as in effect on the date hereof. The Executive hereby acknowledges and agrees that the Executive’s incentive compensation shall be subject to forfeiture (malus) and/or claw-back upon a Restrictive Covenant Breach. Further, the Executive hereby acknowledges and agrees to repay the Company all Severance Payments and COBRA reimbursement payments received under Section 9(b) upon a Restrictive Covenant Breach. Notwithstanding any provision of any plan, program, agreement or arrangement maintained by any member of the Group for the benefit of the Executive or in which the Executive participates to the contrary, incentive compensation granted or provided to the Executive shall also be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including United States securities laws), government regulations, remuneration code requirements, stock exchange listing requirements or policies of the Group in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof); provided, that except as may be required pursuant to any applicable laws (including United States securities laws), government regulations, remuneration code requirements, or stock exchange listing requirements, such provisions shall be substantially comparable to those in effect as of the date hereof.

10.	Restrictive Covenants.

(a)	Proprietary Information.

(i)    The Executive agrees that all information and know-how, whether or not in writing or any other form or medium, of a private, secret or confidential nature concerning the business or financial affairs of any member of the Group is and shall be the exclusive property of the Group. Such information and know-how shall include, but not be limited to, trade secrets, ideas, skills, knowledge, improvements, works of authorship, inventions (whether or not patentable), products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, technical, business, financial, customer and product development plans and forecasts, salaries and terms of compensation of employees, computer programs, computer codes, algorithms, modules, scripts, features, and modes of operation, designs, technology, internal documentation and employee, customer and supplier lists, contacts at or knowledge of current or prospective customers of any member of the Group or their clients, and such other information concerning any member of the Group not generally known to the public (collectively, “Proprietary Information”). Notwithstanding the foregoing, Proprietary Information does not include information that: (1) was publicly available, readily ascertainable to the public, or in the public domain at the time disclosed; (2) was or became publicly available, readily ascertainable to the public, or entered the public domain through no fault, omission or action by the Executive; (3) was information independently learned or developed from the Executive’s general training, knowledge, skill or experience without reference or access to any Proprietary Information; or (4) was – or is – approved for release or disclosure by the Company in writing in advance without restriction. Except as otherwise provided under Section 10(e) or elsewhere herein or in connection with, and on a basis consistent with, the performance of the Executive’s duties hereunder, the Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval by the Company, either during or after the Executive’s employment with the Company. The Executive understands that during the Executive’s employment, due to the nature of the Executive’s position, the Executive will have access to and knowledge of Proprietary Information (including, without limitation, trade secrets of the Group) thereby creating a relationship of confidence and trust between the Executive and the Group with respect to Proprietary Information.

(ii)    The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, computer software, computer discs, tapes, printouts, source, html and other code, flowcharts, schematics, designs, photographs, charts and customer lists, or other written, photographic, or other tangible material, whether printed, typewritten, handwritten, electronically stored on disk, tapes, hard drives or other storage media, containing or embodying Proprietary Information or any other information concerning the business, operation or plans of any member of the Group, whether created by the Executive or others, which shall come into the Executive’s custody or possession (collectively, “Company Materials”), shall be and are the exclusive property of the Group to be used by the Executive only in the performance of the Executive’s duties for the Company. The Executive understands that the Company possesses or will possess Company Materials that are important to the Group, and the customers and employees of the Group, and the Executive agrees to deliver to the Company upon the Executive’s termination of employment with the Company or at such other times as requested by the Company all Company Materials in the Executive’s possession, custody or control or to certify to the loss or destruction of such Company Materials.

(iii)    The Executive agrees that the Executive’s obligation not to disclose or use information, know-how and records of the types set forth in Sections 10(a)(i) and 10(a)(ii) hereof, also extends to such types of information, know-how, records and tangible property of customers of any member of the Group or suppliers to any member of the Group or other third parties who may have disclosed or entrusted the same to any member of the Group or to the Executive in the course of any member of the Group’s business.

(iv)    Without limiting the Executive’s rights under Section 10(e), in the event that the Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information or Company Materials, the Executive shall provide the Company with prompt written notice thereof so that the Company, or an Affiliate, may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, the Executive shall furnish only that portion of such Proprietary Information or Company Materials which the Executive is advised by his counsel and agreed to with Company counsel is legally required. The Executive shall cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment shall be accorded such Proprietary Information and Company Materials.

(b)    Non-Disparagement. Subject to Section 10(e), during the Executive’s employment with the Company and for a period of at least three (3) years following termination of his employment for any reason, neither the Executive nor senior executive officers of JHG shall make any statement that is intended to or would be reasonably likely to disparage or encourage or induce others to disparage any member of the Group or any of its or their past and present officers, directors, products or services, on the one hand, or the Executive and his services, on the other. For purposes of this Agreement, the term “disparage” includes, without limitation, any comment or statement that is intended to or would be reasonably likely to disparage: (i) the conduct of any business, services or products of any member of the Group (including, without limitation, any business plans or prospects) or the Executive, as applicable, or (ii) the business or personal reputation of any member of the Group or any of its or their past and present officers, directors, products or services or the Executive or his services, as applicable. Nothing in this Section 10(b) is intended to or shall prevent the Executive from engaging in permitted disclosures as described in Section 10(e) below. The Company may not seek to enforce this Section 10(b) if a court or arbitrator of competent jurisdiction determines that a senior executive officer of JHG has been proven to disparage the Executive to a third party in violation of this Section 10(b); and the Executive may not seek to enforce this Section 10(b) if a court or arbitrator of competent jurisdiction determines that the Executive has been proven to disparage a senior executive officer of JHG to a third party in violation of this Section 10(b).

(c)	Noncompetition and Nonsolicitation.

(i)    During the Executive’s employment with the Company and for a period of twelve (12) months following termination of employment for any reason (the “Restricted Period”), without the prior written consent of the Company, the Executive shall not, within the United States, United Kingdom or any other city, county, state, commonwealth, province, territory, country or political subdivision in which the Group operates or has taken steps to operate prior to the termination of the Executive’s employment, directly or indirectly, either for the Executive or any other person or entity, whether alone or in association with any person, firm, corporation or other business organization, manage, control, be employed or engaged in a management, director- or officer-, or executive-level role with, or provide advice or render services (whether as an employee, consultant, advisor, partner, member, contractor, or otherwise) that are similar in purpose or function to any advice or services provided or rendered by the Executive to or on behalf of the Company or Group for or on behalf of, any Competitive Business or any person or entity that engages in or has taken material steps to prepare to engage in any Competitive Business; provided that it shall not be a violation of this Section 10(c)(i) for the Executive to do any of the foregoing at an entity or an affiliated group of entities that engage in or has taken material steps to prepare to engage in, or owns, invests in, manages, conducts or controls any venture or enterprise engaged in or preparing to engage in, a Competitive Business so long as the Executive is not involved in such Competitive Business. Nothing herein shall prohibit the Executive from being a passive owner of the equity securities of a corporation engaged in any Competitive Business, so long as the Executive has no active participation in the business of such corporation. As used herein, the term “Competitive Business” shall mean any business which provides investment advisory or investment management services. Service on other boards approved by the Board and as permitted pursuant to this Agreement, is not considered a violation of this paragraph 10(c).

(ii)    During the Restricted Period, the Executive shall not, directly or indirectly, (A) knowingly interfere with any relationship which may exist from time to time between any member of the Group and any of its or their employees, consultants, agents or representatives, (B) solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, any person who is an employee or contractor of any member of the Group with whom the Executive worked, had dealings, had contact or otherwise developed a relationship, or about whom the Executive accessed or possessed Proprietary Information while employed by the Company, (C) divert, attempt to divert, or solicit, or assist another in diverting, attempting to divert or soliciting, the customer business or account of, or accepting any approach from, any Protected Client or (D) violate any other terms related to unfair interference or non-solicitation, pursuant to the DIP and any long-term incentive awards. Notwithstanding the foregoing, it shall not be a violation of this Section 10(c) for the Executive to (i) solicit or hire independent accounting, legal and similar firms or his personal assistant or (ii) following termination of the Executive’s employment, initiating non-targeted general advertisements or public recruitment solicitations that are not directed or targeted at employees or service providers of the Company or the Group.

(iii)    The Executive acknowledges the highly competitive nature of the business of the Group and the relationship of confidence and trust between the Executive and the Group. Accordingly, the Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Group, that any violation of these restrictions would cause substantial and irreparable injury to the Group, and these restrictions will not cause an undue hardship. In addition, in accordance with Colorado Rev. Stat. § 8-2-113, the Executive acknowledges and agrees that (a) the Executive is being provided with a “Notice of Restrictive Covenants” at the same time the Executive is being provided with this Agreement, and (b) this Agreement shall become effective on the later of the date on which the Executive signs this Agreement and the date that is fourteen (14) days after the date on which the Executive receives the “Notice of Restrictive Covenants,” which the Executive understands is being provided to him in a separate document attached hereto. The Executive specifically acknowledges and agrees that the Executive is receiving independent adequate consideration for the non-competition restrictive covenant and other restrictions herein.

(iv)    If, at the time of enforcement of this Section 10(c), an arbitrator or court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law. The Executive and the Company further agree that any arbitrator or court is expressly authorized to and shall modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the parties to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the arbitrator or court shall be binding upon and enforceable against each of them.

(d)    Enforcement; Forfeiture. In the event of a breach or threatened breach of any of the provisions contained in this Section 10, the Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to recoupment under Section 9(i) and monetary, compensatory and punitive damages.

(e)    Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the any member of the Group for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any agreement the Executive has with any member of the Group shall prohibit or restrict the Executive from (i) voluntarily communicating with an attorney, tax or financial advisor retained by the Executive (confidentiality restrictions applicable in this Agreement shall similarly be applicable to them); (ii) recovering a Securities and Exchange Commission (“SEC”) whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (iii) providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process; or (iv) communicating with or making any voluntary disclosure of information or documents to any law enforcement or government agency, including the SEC, the Equal Employment Opportunity Commission (“EEOC”), the Colorado Civil Rights Commission, the New York State Division on Human Rights, or any other state or local commission on human rights or similar entity, or any other self-regulatory organization related to any violation of law, in each case, without advance notice to the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practices to (1) Executive’s religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, (2) any government agency for any reason, without any obligation to first notify the Company, (3) in response to legal process without any obligation to first notify the Company, and (4) for all other purposes required by law.

(f)    Survival. The terms and provisions of Sections 9 and 10 shall survive the Executive’s termination of employment with the Company for any reason and shall be fully enforceable thereafter, and the terms and provisions of Section 10 shall apply regardless of whether the Executive executes the Release. The provisions of this Section 10 shall be the sole restrictive covenants to which the Executive is subject and shall supersede the covenants in the DIP or the applicable award agreement, unless the award agreement expressly provides otherwise.

11.    Indemnification. The Company shall indemnify and hold the Executive harmless (including advancement of expenses) to the fullest extent permitted by law, and shall cover the Executive under any insurance policy the Company maintains for the errors and omissions of its directors and officers, in connection with the Executive’s service as an officer and director of the Company and at coverage levels appropriate for the Company and the Executive’s positions with the Group (as determined from time to time by the Board) and consistent with levels provided to and expenses covered for all other directors and officers of the Company. Such indemnification and coverage shall survive termination of the Executive’s employment and/or this Agreement.

12.    Cooperation. The Executive hereby agrees that, following termination of employment for any reason, the Executive shall reasonably cooperate with the Group in providing information and assistance that any member of the Group reasonably requests and in taking such other action as such member of the Group may reasonably request including, without limitation, consultation concerning the Executive’s areas of responsibility. The Executive further agrees to reasonably assist the Group with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to any member of the Group, including, but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of any member of the Group. The Company shall reimburse any reasonable out-of-pocket expenses incurred by the Executive incurred at the request of the Company in connection with any such cooperation or participation with travel commensurate with the travel enjoyed by the Executive prior to termination. All services provided hereunder shall be subject to the indemnification and D&O coverage provided under Section 11 of this Agreement.

13.    Notices. Any notice or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and delivered in person, electronically, by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice. All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Executive:         At the last address on the records of the Company.

                                    With a copy (which shall not constitute notice) to:

If to the Company:         Janus Henderson Investors US LLC

151 Detroit St.

Denver, CO 80206

Attn:

Email:

14.    Arbitration. Except as specifically provided herein, any dispute, controversy or claim arising under or in connection with this Agreement (including the Release) or otherwise relating in any way to the Executive’s employment relationship or the termination thereof, whether based in contract, tort, statute, common law or any other legal theory, shall be submitted to and decided by binding arbitration, conducted before a single arbitrator in the State of Colorado and administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s employment arbitration rules then in effect as well as any requirements of applicable state and federal law. A copy of the current version of AAA’s employment arbitration rules is available at https://www.adr.org/employment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. To the extent permitted by applicable law, each party shall bear their own costs and expenses of any such arbitration proceeding, if any. In the event of any dispute or controversy hereunder, each party hereto shall be responsible for its own legal fees. For the avoidance of doubt, this Section 14 shall not apply to any dispute, controversy or claim that, as a matter of law, the parties cannot be compelled to arbitrate under applicable federal, state, or local law.

15.    Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive, the Company.

16.    Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 16, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an Affiliate or to any successor to all or substantially all of the business and/or assets of the Company which assumes in writing, or by operation of law, the obligations of the Company hereunder. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.    Severability. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19.    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the internal law of the State of Colorado shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

20.    Compliance with 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement or any other agreement by and between the Executive and the Company and its Affiliates shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other agreement by and between the Executive and the Company and its Affiliates during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement or any other agreement by and between the Executive and the Company and its Affiliates shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

21.    Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral, including the Prior Agreements. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

22.    Better-Off Cut-Back. Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount. If the Accounting Firm determines that the aggregate Payments should be reduced to the Reduced Amount, the Accounting Firm shall promptly give the Company notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount). All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive. In connection with making determinations under this Section, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive, including any non-competition provisions that may apply to the Executive (and the Company shall cooperate in good faith in the valuation of any such services, including any non-competition provisions), and shall make all determinations in accordance with standard accounting and tax principles. The following terms shall have the following meanings for purposes of this Section: (1) a “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (3) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC or such other nationally recognized accounting firm mutually selected by the Company and the Executive, which firm shall not be the auditor for the Company or providing services to an acquirer; (4) “Present Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment; and (5) “Reduced Amount” shall mean the amount of Payments that (x) has a Present Value that is less than the Present Value of all Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.

[SIGNATURES TO FOLLOW]IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Executive
JANUS HENDERSON INVESTORS US LLC
By:

JANUS HENDERSON GROUP PLC
By:

Exhibit A

FORM OF SPECIAL AWARD AGREEMENT (RSU)Exhibit B

FORM OF SPECIAL AWARD AGREEMENT (PSU)

Exhibit C

LEGAL RELEASE

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Janus Henderson Investors US LLC (“Janus” or “Company”) and Ali Dibadj (“Executive”) (each a “Party,” and together, the “Parties”). Any terms not defined herein shall be defined as set forth in the Employment Agreement (defined below).

Recitals

A.    Executive and Janus are parties to an Employment Agreement, dated as of May 9, 2025, to which this Release is appended as Exhibit A (the “Employment Agreement”). Executive’s employment terminated on [date] (the “Date of Termination”) under circumstances that give rise to payments and benefits under Section 9 thereof.

B.    Executive wishes to receive the payments and/or benefits defined in Section 9 of the Employment Agreement and this Release, which payments and/or benefits are conditioned upon Executive’s execution (and non-revocation) of a full waiver and release in the form hereof, among other conditions precedent.

   C.    Janus wishes to benefit from the covenants and agreements referred to in the Employment Agreement and in this Release, and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged.

Agreement

The Parties agree as follows:

1.    Confirmation of Severance Benefit Obligation. Janus shall pay or provide to Executive the Severance Payments and other amounts and benefit to which Executive is entitled pursuant to Section 9 of the Employment Agreement (the “Severance Benefit”), as, when and on the terms and conditions specified in the Employment Agreement.

2.	Waiver and Release of Claims by Executive.

In consideration for the Severance Benefit, Executive hereby acknowledges and agrees to the following:

a.	Assent and Release:

i.

Executive agrees that Executive has entered into this Release on a purely voluntary basis, Executive understands it, and, in consideration for the provision of the payments and benefits described in Section 9 of the Employment Agreement, Executive further agrees to, and does hereby, release Company together with its respective present or former members, managers, officers, directors, employees, owners, parent companies, subsidiaries, affiliates, representatives, insurers, successors, assigns, counsel, shareholders and agents (each an “Employer Party”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, debts, obligations, lawsuits, damages and/or liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, that Executive may have or has ever had against any Employer Party (collective, “Claims”) arising from the beginning of time through the date upon which Executive signs this Release, including, but not limited to, (1) any and all Claims arising out of or in connection with Executive’s employment relationship with any Employer Party and/or the conclusion of said relationship and (2) any and all Claims relating to employment discrimination under federal, state or local laws, rules regulations or executive orders or in connection with any matters, rights, or Claims as described in Section 2(a)(ii) below. The agreements set forth in this paragraph are effective as of the date which is eight (8) days after Executive signs the Release, provided this Release has not been revoked by Executive as of that time (the “Effective Date”).

ii.

Executive expressly acknowledges and agrees that, by entering into this Release, Executive is waiving any and all rights or Claims that Executive may have arising under any federal, local or state statute, rule, ordinance, regulation, or common law, including without limitation the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 187, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Federal False Claims Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination Act, the Colorado Civil Rights Act, the Colorado Labor Peace Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and the common law of the State of Colorado or any other jurisdiction, for compensation, damages, tort, breach of express or implied employment contract or other agreement, policy, understanding or promise (written or oral), breach of an express or implied covenant of good faith and fair dealing, discrimination, harassment, wrongful discharge, intentional infliction of emotional distress, invasion of privacy, attorneys’ fees, defamation or injuries incurred on the job or incurred as a result of loss of employment, or any other claim as of the date Executive executes this Agreement. The agreements set forth in this paragraph are effective upon the Effective Date.

iii.

Executive acknowledges that by signing this Release, Executive is releasing and waiving, among other things, Claims which Executive does not know or suspect to exist through the date of Executive’ execution of this Release, including Claims, which if known by Executive, might have affected Executive’s decision to enter into this Release. Executive is not waiving any rights to Claims that may arise after the date this Release is executed.

iv.

This Release shall not be construed to waive or release of Executive’s rights to indemnification (including advancement of expenses), benefits under this Agreement, vested compensation and benefits under Janus qualified retirement and welfare benefit plans applicable to Executive as of Executive’s last date of employment, nor shall this Release be construed to waive any rights Executive may have to apply for and collect unemployment benefits, to engage or participate in any permitted disclosures or protected activities as described in Section 10(e) of the Employment Agreement to which this Release is attached, or any rights that cannot be waived by law.

v.

This Release shall not be construed to waive or release any coverage under insurance policies covering Company and any parent company, affiliate or subsidiary, for claims against company officers or employees of Company or any parent company, affiliate or subsidiary during Executive’s period of employment.

vi.

Executive agrees and acknowledges that Executive shall not be entitled to any monetary or equitable relief or remedies pursuant to any Claims referenced or released by this paragraph to the maximum extent permitted by applicable law. If Executive or an attorney acting on Executive’s behalf files any civil action in any court or files any charge or complaint with an arbitral tribunal or administrative agency, asserting any claims against Company or any Employer Party, and seeking personal relief or remedies for Executive, this Release may be used by the Company or Employer Party as a complete defense to Executive’ claims and any personal relief or remedies. Executive shall be obligated to pay all costs, expenses, and attorney fees incurred by Company or any Employer Party in defending against Executive’s claims in any such court action, arbitral tribunal or agency, and tender back any monies paid pursuant to this Release. Nothing in this Release shall prohibit Executive from exercising any rights under Section 10(e) of the Employment Agreement or prohibit either Party from bringing an action to enforce this Release or prohibit Executive from filing a timely charge or complaint with the EEOC or other similar federal or state administrative agencies or participating in any investigation or proceeding conducted by the EEOC or other similar federal or state administrative agencies, although by signing this Release, Executive waives and relinquishes any right to personal recovery of any type or personal injunctive relief in connection with any such charge or complaint to the fullest extent permitted by law.

b.	Additional Acknowledgements. Executive further expressly acknowledges and agrees that:

i.

Executive has no current entitlement to the payments and benefits described in Section 9 of the Employment Agreement absent signing a release and, therefore, in exchange for waiving and releasing any claims or rights under the Age Discrimination in Employment Act, as amended, and/or other statutes, laws, rules or executive orders described in this Release, Executive shall receive compensation and benefits beyond that which Executive was entitled to receive before entering into this Release.

ii.	Executive is hereby advised by Company in writing to consult with an attorney before signing this Release.

iii.

Executive has 21 days from the receipt of this Release to decide whether to agree to it. To accept the Release, Executive must sign it and return it to the General Counsel, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206 by close of business on the 21st day after Executive’s last day of employment. If the Company has not received a signed Release by that time, any offer to make the payments and provide the benefits described in Section 9 of the Employment Agreement shall automatically expire and no longer be available to Executive. By executing, dating and returning this Release to the Company prior to the end of the 21-day period, Executive shall be voluntarily waiving this 21-day review period. Executive also agrees that changes in this Release shall not restart the running of the 21-day period.

iv.

Executive has seven (7) days after signing this Release to revoke it. The Release shall not be effective until the 7-day period has expired. To revoke this Release, Executive must provide written notice of revocation to the General Counsel, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206, no later than close of business on the seventh day after Executive signs this Release. If Executive revokes this Release, it shall not become effective or enforceable and the payments and benefits described in Section 9 shall not be paid.

v.

Executive agrees to pay all taxes relating to or arising from any payment made or consideration provided pursuant to the Employment Agreement (other than as expressly provided for therein); provided that all payments required to be made by the Company to Executive under the Employment Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

vi.

Executive agrees that he has met the terms of Section 10(c)(i) and (ii) of the Employment Agreement, and will continue to comply with such terms in accordance with the terms of the Employment Agreement, the DIP, and any long-term incentive award agreements.

3.	Miscellaneous.

(a)    This Release shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. The captions of this Release are not part of the provisions hereof and shall have no force or effect. This Release may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this Section 3(b). All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive, to:

With a copy (which shall not constitute notice) to:

If to Janus, to:

Janus Henderson Investors US LLC

Attention:

151 Detroit Street

Denver, Colorado 80206

Email:

(c)    The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.

(d)    Executive’s or Janus’ failure to insist upon strict compliance with any provision of this Release or the failure to assert any right Executive or Janus may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

(e)    Except with respect to Executive’s right to continued employment with Janus, which terminated on employment’s last day of employment, and except as otherwise specifically amended by this Release, the Employment Agreement shall remain in full force and effect according to its terms. From and after the Release Effective Date, this Release shall supersede all agreements between the parties other than the Employment Agreement and the agreements reflecting vested long-term incentive Awards.

(f)    All disputes relating to or arising from this Release shall be tried only in accordance with the arbitration provisions of Section 14 of the Employment Agreement.

(g)    By entering into this Release, neither Janus nor Executive admits any impropriety, wrongdoing or liability of any kind whatsoever.

(h)    Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

(i)    By signing this Release, each Party acknowledges that the Party has carefully read and understands all the terms and provisions of this Release and has given them careful consideration, and that the Party voluntarily signs this Release as the Party’s own free act without coercion or duress.

(j)    Any Party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k)    The Parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms, in consultation with counsel of their own choosing. Each Party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the Release shall be construed as a whole, according to the fair meaning of the language used.

(l)    This Release may be signed in counterparts, each of which shall be deemed an original and shall constitute one and the same instrument. The parties further agree that this Release may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

[SIGNATURE PAGE FOLLOWS]

NOTE: DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S DATE OF TERMINATION.

JANUS HENDERSON INVESTORS US LLC
By:
Date:
EXECUTIVE
Ali Dibadj
Date:

Notice of Restrictive Covenants

This Notice of Restrictive Covenants (this “Notice”) is being provided to Ali Dibadj on          , 2025 pursuant to Colorado Revised Statutes, Section 8-2-113 (the “Colorado Non-Compete Law”). In accordance with the Colorado Non-Compete Law, Janus Henderson Investors US LLC is hereby notifying you that the Employment Agreement provided to you on the date hereof (the “Employment Agreement”) contains non-competition and non- solicitation covenants in Section 10 thereof. The restrictive covenants in Section 10 thereof shall not become effective until fourteen (14) days following the date hereof.

Please acknowledge your receipt of this Notice by signing below.

Date:                    By: Ali Dibadj

Addendum For Compliance with Colorado’s Protecting Opportunities and Workers Rights (POWR) Act

This addendum is attached to the Employment Agreement (“Agreement”) between Janus Henderson Investors US LLC and Ali Dibadj (each a “Party”) and is required under Colorado Revised Statutes 24-34-407, subsection (1)(f) (“Statute”) related to inclusion of certain confidentiality provisions in the Agreement.

By signing below, each Party attests to compliance with the Statute.

JANUS HENDERSON INVESTORS US LLC By: Date:	Ali Dibadj Date: